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                                                                    EXHIBIT 99.1


                            ASSET PURCHASE AGREEMENT

            ASSET PURCHASE AGREEMENT, dated as of November 1, 2001, by and between Ryker Dental of Kentucky, Inc., a Kentucky corporation (the "Seller"), and an indirect wholly owned subsidiary of Zila, Inc. ("Zila"), and HSI Ryker, Inc., a Delaware corporation (the "Purchaser"), and a wholly owned subsidiary of Henry Schein, Inc. ("HSI").

            WHEREAS, the Seller is engaged in the business of distributing and servicing dental healthcare products through sales representatives and field service technicians (the "Business"), and the business of distributing dental healthcare products through mail order operations (the "Mail Order Business");

            WHEREAS, the Seller desires to sell, and the Purchaser desires to purchase, certain of the Seller's assets and rights relating to the Business, upon and subject to the terms and conditions hereinafter set forth; and

            WHEREAS, the Seller is seeking to sell the Mail Order Business, and the Seller's assets other than the Assets (as defined in Section 1.1), to a purchaser other than the Purchaser (any such purchaser being the "MO Purchaser");

            NOW THEREFORE, in consideration of the premises and of the mutual representations, warranties, covenants and agreements hereinafter set forth, the parties hereto, intending to be legally bound hereby, agree as follows:

                                    ARTICLE I
                                SALE AND PURCHASE
                     SECTION 1.1 Assets Sold and Purchased.

            The Seller does hereby agree to sell, assign, transfer, convey and deliver to the Purchaser, and the Purchaser does hereby agree to purchase from the Seller, at the Closing (as defined in Section 1.5), all of the Seller's right, title and interest in and to the following assets of the Seller, as of the Closing Date (as defined in Section 1.5), pertaining to the Business (collectively, the "Assets"), free and clear of all liabilities, obligations and Liens, other than
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Permitted Liens (as such terms are defined in Section 4.10):

            (a) subject to Section 1.7, the Seller's rights under the Contracts (as defined in Section 2.7), with the employees and outside sales representatives listed on Schedule 1.1(a) hereto (such employees and sales representatives being referred to herein as the "Personnel", and such Contracts are referred to herein collectively as the "Personnel Contracts");

            (b) the Seller's customer list (with the customers listed thereon referred to herein as the "Customers");

            (c) all accounts receivable, and the proceeds thereof, together with unpaid financing and other charges accrued thereon (collectively, "Receivables");

            (d) all machinery and equipment associated exclusively with the Business (collectively, the "Equipment");

            (e) all (i) inventory associated with the Business, including but not limited to dental service equipment and related parts inventory (other than such inventory which is regularly sold through the Mail Order Business), and showroom demonstration inventory, (ii) the Seller's Dentsply TruBite teeth inventory, and (iii) subject to Section 1.3(c), the Seller's Dentsply "exchange account", but excluding the Excluded Inventory (as defined in Section 1.3(a)(iii)) (collectively, the "Inventory");

            (f) all fixed assets located at the Seller's Lexington, Kentucky, Rocklin, California and Houston, Texas sales offices and attached warehouses (collectively, such assets being referred to herein as the "Fixed Assets"; such facilities are referred to herein as the Lexington Facility, the Rocklin Facility, and the Houston Facility, respectively, and collectively as the "Facilities"), excluding assets used for purchasing and other administrative functions relating to the Mail Order Business that are currently resident in the Lexington Facility;

            (g) the Contracts set forth on Schedule 2.7 hereto for service vehicles (the "Vehicles") (collectively, the "Vehicle Contracts"; and together with the Personnel Contracts, and the other Contracts listed on Schedule 1.5(b)(ii) hereto, the "Assigned Contracts");

            (h) the local telephone numbers used by the Business in the Lexington, Kentucky, Rocklin, California, and Houston, Texas markets, all of which are set forth on Schedule 2.10(a) hereto (the "Local Telephone Numbers"), and the 1-800-Mr Ryker telephone

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number;

            (i) [Intentionally Omitted]

            (j) all Trade Show Deposits (as defined in Section 1.3(a)(v));

            (k) the licenses, concessions, grants, permits, franchises, registrations and other governmental consents, authorizations and approvals used in or relating to the Business or the Assets ("Permits") which are listed in
Schedule 1.1(k) hereto;

            (l) all rights in, to and under all United States and foreign patents, patent applications, patent registrations, trademarks, copyrights, unpatented inventions, servicemarks, trademark and servicemark registrations and applications, trade secrets, know-how, manufacturing, technical information, software, product specifications and similar data, relating exclusively to the Business and the Assets, and the trade name "Ryker Dental" (collectively, the "Intellectual Property");

            (m) all lists of, and all written or electronic records and other data regarding, Customers, suppliers, Inventory, inventory arrangements and strategies, product purchases, training manuals, business plans, performance statistics and financial information wherever located, including, without limitation, credit information with respect to Customers and suppliers, personnel and payroll records relating to employees (provided that the personnel and payroll records relating to employees may be copies of such information), and all other correspondence, records, reports, disks, tapes and other files, information and records relating exclusively to the Business or the Assets (collectively, "Business Information"), but excluding the Seller's articles of incorporation, bylaws, minute books and corporate records;

            (n) all Claims (as defined in Section 2.9) of the Seller, whether known or unknown, matured or unmatured, accrued or contingent, against third parties and relating to the Business or the Assets;

            (o) all open purchase orders; and

            (o) the good will of the Business.

            SECTION 1.2 Assumed Liabilities.

            (a) The Purchaser shall assume, pay, fulfill, perform or otherwise discharge only the following (the liabilities and obligations of the Purchaser under this Section 1.2(a) are

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herein referred to collectively as the "Assumed Liabilities"):

                  (i) those liabilities and obligations of the Seller under the Assigned Contracts which accrue solely in respect of the period commencing immediately after the Closing,

                  (ii) Claims arising after the Closing Date under product warranties in effect as of the Closing Date for products shipped by the Business prior to the Closing Date, but only if such warranties were issued in the ordinary course of the Business consistent with past practice, and are usual and customary in the industry ("Warranty Claims"; provided that in no event shall products liability Claims, or any other Claims for damage or injury to persons or property, whenever arising, be deemed to be Warranty Claims), and

                  (iii) liabilities for returns and credits, determined on a monthly basis, which arise in the ordinary course of business from the sale of goods by the Business prior to the Closing Date, which sales were in the ordinary course of business to unaffiliated Customers in bona fide arms-length transactions, but only up to an amount equal to 120% of the monthly average of such returns and credits over the six month period ending October 31, 2001 (such assumed liability being referred to herein as the "Assumed Returns and Credits").

            (b) The Purchaser shall not be required to assume, pay, fulfill, perform or otherwise discharge any liabilities or obligations of the Seller except for the Assumed Liabilities, such excluded liabilities (the "Excluded Liabilities") to include, without limitation:

                  (i) any liability for the Seller's Taxes (as defined in Section 2.16); (ii) any payables, rebates or any other liabilities or obligations under Contracts, other than the Assumed Liabilities;

                  (iii) any liabilities or obligations under any Employee Plan (as defined in Section 2.8), including without limitation any liability for severance payments, fund contributions, benefits, withdrawal liability, or accrued vacation pay, whether or not resulting from the transactions contemplated hereby, except to the extent provided with regard to the Personnel Contracts pursuant to Section 1.2(a);

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                  (iv) any liabilities or obligations incurred by the Seller after the Closing;

                  (v) any liabilities or obligations relating to any Claims (including but not limited to products liability Claims, or any other Claims for damage or injury to persons or property, whenever arising), other than Warranty Claims to the extent provided in Section 1.2(a);

                  (vi) any liability, cost, or obligation relating to any Requirements of Law (as defined in Section 2.4) relating to employment relationships, including but not limited to under the Worker Adjustment and Retraining Notification Act (the "WARN Act"), unless and to the extent such liability, cost or expense is a result of the breach of the Purchaser's covenant set forth in the first sentence of Section 4.7;

                  (vii) any liability, cost, or obligation relating to any Requirements of Law relating to Environmental Laws (as defined in Section 2.12); and

                  (viii) and liability, cost, or obligation relating to returns and credits other than the Assumed Returns and Credits.

In no event shall the disclosure of any liability or obligation, or any other disclosure, in any of the schedules to this Agreement serve to cause an assumption by the Purchaser of such liability or obligation, or otherwise give rise to any liability or obligation on the part of the Purchaser with regard to the disclosed item, except to the extent expressly set forth in this Agreement.

            SECTION 1.3 Purchase Price.

            (a) Subject to adjustment as provided in Section 1.3(b), the estimated initial purchase price for the Assets to be paid by the Purchaser to the Seller (the "Estimated Initial Purchase Price") shall be $5,751,453, and shall be paid to the Seller on the Closing Date by wire transfer to an account designated by Zila. The Estimated Initial Purchase Price shall consist of the following:

                  (i) $2,350,000; plus

                  (ii) $1,716,110, being the amount of the outstanding Receivables as of October 23, 2001 (the "Measurement Date"), that satisfy the terms and conditions of the second and third sentences of Section 2.20, all as determined in accordance with

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      generally accepted accounting principles ("GAAP") consistently applied and consistent with the past practice of the Business, reduced by an amount equal to 7% of such outstanding amount as a reserve for bad debts; plus

                  (iii) $1,115,965, being the value of the Inventory as of the Measurement Date, at such Inventory's actual cost plus freight charges of $27,219 paid by the Seller in connection with its receipt of such Inventory, reduced by (A) $282,692, being the value of such Inventory (the "Excess Inventory") which is in excess of a 12 month supply, as measured by the Net Sales (as defined in Section 1.3(b)) of such Inventory during the 12 month period ended September 30, 2001, by the Business and the Mail Order Business taken together (but inclusive of $81,919, being the value of the items of Inventory listed on Schedule 2.22 hereto under the heading "Value of Items to Exclude"), (B) $104,438, being the value of any Inventory which is not offered by the Purchaser or its affiliates, (C) $40,422, being 20% of the book value of all showroom demonstration Inventory, (D) $68,449, being 75% of the book value of consignment Inventory, (E) $15,377, being 50% of the value of the Seller's Dentsply exchange account, (F) $69,919, being the value of all vendor claims, and
      (G) $10,109, being the value of all warranty/damage claims (with items (A) (except to the extent provided in the following sentence), (B), (F), and
      (G) above collectively being referred to herein as the "Excluded Inventory"); plus

                  (iv) $96,495, being the depreciated value of the Fixed Assets as of the Measurement Date; plus

                  (v) $2,785, being the amount of trade show deposits associated with the Business which will inure to the benefit of the Purchaser whether through a credit against its own such deposits or future amounts due, use of booth space, or a refund (collectively, "Trade Show Deposits"); plus

                  (vi) $470,098, being the present value, discounted at 7% per year, of the balance due on the Contracts listed on Schedule 1.3(a) hereto.

At no additional cost to the Purchaser, the Purchaser shall be entitled to select Excess Inventory having a value of up to $100,000 to be included in the Assets, which Excess Inventory shall not

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be included in "Excluded Inventory".

            (b) The actual initial purchase price for the Assets (the "Actual Initial Purchase Price") shall be determined in the same manner, and shall be comprised of the same components, as the Estimated Initial Purchase Price, but substituting the Closing Date (after giving effect to the Closing) for the Measurement Date for purposes of such determination. On or before November 12, 2001, the Seller shall deliver to the Purchaser a statement setting forth the Seller's calculation of the Actual Initial Purchase Price, which statement shall set forth the basis of the Seller's calculation of each of the components of the Actual Initial Purchase Price, and shall be accompanied by the schedules referred to in the last sentence of Section 4.14. With regard to the Inventory schedule, the Seller and the Purchaser shall cooperate in jointly taking a physical inventory and valuation inventory of the Inventory on November 6, 2001, which shall include a physical count, in the Purchaser's discretion, of up to 100% of the Inventory, and the right on the part of the Purchaser to validate the cost basis of such Inventory. No later than November 19, 2001, the Purchaser may, by notice to the Seller setting forth the Purchaser's determination of the Actual Initial Purchase Price, contest the Seller's determination of the Actual Initial Purchase Price; if the Purchaser does not so contest the Seller's determination, it shall be conclusively deemed final and binding. If the Purchaser does so contest the Seller's determination, the parties shall meet in a good faith effort to resolve such dispute. In connection therewith the Purchaser shall have the right to review the books and records of the Seller solely as they relate to the Seller's determination. If no resolution is reached within 14 days after the Purchaser's notice, then the Seller and the Purchaser shall choose a mutually acceptable independent certified public accountant from among the "Big Five" public accounting firms, other than Deloitte & Touche ("Auditor") to review the determination. The Auditor shall review such matters and interview such persons as he or she deems appropriate, and then deliver to the Seller and the Purchaser a statement setting forth his or her determination of the Actual Initial Purchase Price, which shall be final and binding on the parties, and enforceable by any court of competent jurisdiction. If the Actual Initial Purchase Price as finally determined is greater than the Estimated Initial Purchase Price, the Purchaser shall pay the difference to the Seller within 15 days after the date of such final determination; if the Actual Initial Purchase Price as finally

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determined is less than the Estimated Initial Purchase Price, the Seller shall pay the difference to the Purchaser within 15 days after the date of such final determination. Whichever party's determination is furthest from that of the Auditor, as determined by the Auditor, shall be responsible for the fees and expenses of the Auditor.

            (c) Notwithstanding anything contained herein to the contrary, if the Purchaser shall determine, on or before November 26, 2001, that the Seller's Dentsply exchange account is not assignable to the Purchaser, then such exchange account shall be deemed to be reassigned in full to the Seller, and on or before November 30, 2001 the Seller shall repay to the Purchaser the sum of $15,377.

            (d) As additional purchase price, the Purchaser shall pay to the Seller an amount equal to 20% of the amount, if any, by which the Purchaser's Net Sales to Customers during the Earn-out Period exceed Target Net Sales (as such terms are defined below), provided that in no event shall such payment exceed $1,000,000. "Net Sales" shall mean gross sales less returns, discounts, rebates and allowances, determined in accordance with GAAP by the Purchaser's certified independent public accountants; "Reference Year" shall mean the 12 month period ending October 31, 2001; "Earn-out Period" shall mean the 12 month period beginning January 2, 2002; and "Target Net Sales" shall mean the sum of
(i) $11,750,000, plus (ii) the Net Sales to Customers by the Purchaser and the Sullivan Schein Dental division of HSI ("Sullivan Schein") during the Reference Year (it being agreed that, for the applicable period, all sales to Customers by sales representatives of the Seller who are hired by the Purchaser in connection with the closing of the transactions contemplated by this Agreement shall be attributed to Sullivan Schein).

            (e) On or before November 30, 2001, the Purchaser shall provide to the Seller a breakdown of its and Sullivan Schein's Net Sales to Customers during the Reference Year, and within 45 days after the end of the Earn-out Period the Purchaser shall provided to the Seller a breakdown of its and its affiliates' Net Sales to Customers during the Earn-out Period. No later than 20 business days after the Seller's receipt of such breakdown, the Seller may, by notice to the Purchaser setting forth the Seller's breakdown, contest such breakdown; if the Seller does not so contest the breakdown, it shall be conclusively deemed final and binding. If the Seller does so

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contest the breakdown, the parties shall meet in a good faith effort to resolve such dispute. In connection therewith the Seller shall have the right to review the books and records of the Purchaser solely as they relate to the breakdown. If no resolution is reached within 30 days after the Seller's notice, then the Seller and the Purchaser shall choose an Auditor in the same manner as is set forth in Section 1.3(b) to review the breakdown. The Auditor shall review such matters and interview such persons as he or she deems appropriate, and then deliver to the Seller and the Purchaser a statement setting forth his or her breakdown, which shall be final and binding on the parties, and enforceable by any court of competent jurisdiction. Whichever party's breakdown is furthest from that of the Auditor, as determined by the Auditor, shall be responsible for the fees and expenses of the Auditor. Any amount payable to the Seller pursuant to Section 1.3(c) shall be paid within 15 days after the final determination of such amount.

            SECTION 1.4 Allocation of the Purchase Price.

            The Initial Purchase Price shall be allocated among the Assets and the Non-Competition Agreement described in Section 1.4 hereof as set forth in a schedule to be agreed upon by the Seller and the Purchaser no later than 30 days after the Closing Date (the "Allocation"). For tax purposes (including, without limitation, the Purchaser's and the Seller's compliance with the reporting requirements of Section 1060 of the Internal Revenue Code of 1986, as amended (the "Code")), each of the Seller and the Purchaser hereby agree to use the Allocation and to cooperate in good faith with each other in connection with the preparation and filing of any information required to be furnished to the Internal Revenue Service under Section 1060 of the Code (including, without limitation, Section 1060(b) and (e) of the Code) and any applicable regulations thereunder. If the amount of the Initial Purchase Price is reduced on account of any payments by the Seller on account of its indemnification obligations in this Agreement, the parties agree to reallocate the Initial Purchase Price in good faith. If the amount of the Initial Purchase Price is increased on account of any payments by the Purchaser pursuant to Section 1.3(b), such increase shall be allocated in accordance with Section 1060 of the Code.

            SECTION 1.5 Closing.

            (a) The closing of the sale and purchase of the Assets contemplated hereby (the "Closing") shall take place at the offices of the Purchaser as of 5:00 P.M. Pacific Standard

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Time on November 5, 2001 (the "Closing Date"), subject to Section 1.6, and subject to the parties' agreeing otherwise. Subject to the provisions of Article VI, failure to consummate the transactions contemplated by this Agreement on the date and at the place determined pursuant to this Section 1.5 shall not result in the termination of this Agreement and will not relieve either party of any obligations under this Agreement. In such a situation the Closing will occur as soon as practicable, subject to Article VI.

            (b)   At the Closing, the Seller shall deliver to the Purchaser:

                  (i) a Bill of Sale with regard to the Assets, in form and substance satisfactory to the parties hereto in their sole and unreviewable discretion, duly executed by the Seller;

                  (ii) an assignment and assumption agreement (the "Assignment and Assumption Agreement") with respect to the Assigned Contracts listed in Schedule 1.5(b)(ii) hereto, in form and substance satisfactory to the parties hereto in their sole and unreviewable discretion, duly executed by the Seller;

                  (iii) an assignment, in form and substance satisfactory to the parties hereto in their sole and unreviewable discretion, of the Seller's right, title and interest in and to the Intellectual Property, duly executed by the Seller;

                  (iv) to the extent that they are in the Seller's possession or can be obtained without unreasonable effort or expense, certificates of title for all Equipment and other Assets which have such certificates of title, duly executed by the Seller for transfer of title to the Purchaser;

                  (v) such other instruments of assignment or conveyance as the Purchaser may reasonably request as necessary or appropriate to vest in the Purchaser good and marketable title to the Assets;

                  (vi) evidence reasonably satisfactory to the Purchaser that the consents, approvals and waivers listed in Schedule 1.1(k) hereto, and releases of any Liens on the Assets, have been obtained;

                  (vii) [Intentionally Omitted]

                  (viii) Non-Competition Agreements in form and substance satisfactory

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      to the parties hereto in their sole and unreviewable discretion, duly executed by Zila and Bio-Dental (as defined in Section 2.1(b));

                  (ix) any deliveries required by Section 4.14 that have not theretofore been made;

                  (x) such certificates as the Purchaser may reasonably request to evidence that the Seller and its direct and indirect stockholders are not foreign persons within the meaning of Section 1445 of the Internal Revenue Code;

                  (xi) a Guaranty, in form and substance acceptable to the Purchaser in its sole and unreviewable discretion, duly executed by Zila and Bio-Dental, pursuant to which Zila and Bio-Dental will guaranty the payment and performance of all of the Seller's liabilities and obligations hereunder;

                  (xii) all instruments and records relating to the Receivables;

                  (xiii) an opinion of counsel of Quarles & Brady Streich Lang LLP, counsel to the Seller, in form and substance acceptable to the Purchaser in its sole and unreviewable discretion; and

                  (xiv) such other documents, instruments and certificates as shall be reasonably requested by the Purchaser for the purpose of effecting the transactions provided for and contemplated herein.

            (c) At the Closing, the Purchaser shall deliver to the Seller:

                  (i) the Estimated Initial Purchase Price;

                  (ii) the Assignment and Assumption Agreement duly executed by the Purchaser;

                  (iii) [Intentionally Omitted];

                  (iv) such other documents, instruments and certificates as shall be reasonably requested by the Seller for the purpose of effecting the transactions provided for and contemplated herein;

                  (v) a Guaranty, in form and substance acceptable to the Seller in its sole and unreviewable discretion, duly executed by HSI, pursuant to which HSI will guaranty the payment and performance of all of the Purchaser's liabilities and obligations

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      hereunder; and

                  (vi) an opinion of counsel of Siller Wilk LLP, counsel to the Purchaser, in form and substance acceptable to the Seller in its sole and unreviewable discretion.

            SECTION 1.6 Conditions to Closing.

            (a) The Purchaser's obligations at the Closing are subject to the fulfillment and satisfaction, prior to or at the Closing, of each of the following conditions, any one or more of which may be waived by the Purchaser (the Closing shall evidence that such conditions have been satisfied or waived):

                  (i) the representations and warranties of the Seller in this Agreement and in the agreements and instruments required to be delivered by the Seller at the Closing shall be deemed to have been made again at and as of the Closing Date and shall then be complete and correct in all material respects, and at the Closing the Seller shall have delivered to the Purchaser a certificate to such effect signed by the chief executive officer of the Seller;

                  (ii) each of the obligations of the Seller to be performed by it prior to or at the Closing pursuant to the terms of this Agreement shall have been so performed by it, and at the Closing the Seller shall have delivered to the Purchaser a certificate to such effect signed by the chief executive officer of the Seller;

                  (iii) all of the agreements, instruments and documents required to be delivered to the Purchaser by the Seller prior to or at the Closing shall have been so delivered;

                  (iv) all action required to be taken by or on the part of the Seller, Zila and Bio-Dental to authorize the execution, delivery and performance of this Agreement and all of the agreements, instruments and documents executed and delivered by the Seller, Zila and Bio-Dental in connection herewith, and the consummation of the transactions contemplated hereby and thereby, shall have been duly and validly taken by the Board of Directors and the shareholder of the Seller and the Board of Directors of Zila and Bio-Dental, and at the Closing the Seller shall have delivered to the Purchaser certificates to such effect signed by an officer of the Seller, Zila and Bio-Dental;


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                  (v) there shall not be any inquiry, investigation, action or proceeding by or before any Governmental Entity (A) which seeks to restrain, enjoin, prohibit or invalidate this Agreement or the transactions contemplated hereby, or which might affect the right of the Purchaser to own, operate in their entirety or control the Business or the Assets, or (B) which seeks to subject the Purchaser to any liability, fine, forfeiture or penalty on the grounds that the Purchaser either has or will breach any Requirement of Law or has otherwise acted improperly in connection with this Agreement or the transactions contemplated hereby;

                  (vi) there shall not have occurred since the date hereof (A) any material adverse change in the Assets or in the financial condition, results of operations, liabilities, earnings or prospects of the Business, or (B) any other event, loss, damage, condition or state of facts (other than those which occur as a direct result of the Purchaser's breach of this Agreement) of any character that materially and adversely affects or can reasonably be expected to materially and adversely affect the Assets or the financial condition, results of operations, liabilities, earnings or prospects of the Business; and

                  (vii) The Seller shall have obtained the consent of Congress Financial Corporation (Western) to the consummation of the transactions contemplated by this Agreement.

            (b) The Seller's obligations at the Closing are subject to the fulfillment and satisfaction, prior to or at the Closing, of each of the following conditions, any one or more of which may be waived by the Seller (the Closing shall evidence that such conditions have been satisfied or waived):

                  (i) the representations and warranties of the Purchaser in this Agreement and in the agreements and instruments required to be delivered by the Purchaser at the Closing shall be deemed to have been made again at and as of the Closing Date and shall then be complete and correct in all material respects, and at the Closing the Purchaser shall have delivered to the Seller a certificate to such effect signed by the chief executive officer of the Purchaser;

                  (ii) each of the obligations of the Purchaser to be performed by it prior

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      to or at the Closing pursuant to the terms of this Agreement shall have been so performed by it, and at the Closing the Purchaser shall have delivered to the Seller a certificate to such effect signed by the chief executive officer of the Purchaser;

                  (iii) all of the agreements, instruments and documents required to be delivered to the Seller by the Purchaser prior to or at the Closing shall have been so delivered;

                  (iv) all action required to be taken by or on the part of the Purchaser and HSI to authorize the execution, delivery and performance of this Agreement and all of the agreements, instruments and documents executed and delivered by the Purchaser and HSI in connection herewith, and the consummation of the transactions contemplated hereby and thereby, shall have been duly and validly taken by the Board of Directors and the shareholder of the Purchaser and the Board of Directors of HSI, and at the Closing the Purchaser shall have delivered to the Seller certificates to such effect signed by an officer of the Purchaser and HSI;

                  (v) there shall not be any inquiry, investigation, action or proceeding by or before any Governmental Entity (A) which seeks to restrain, enjoin, prohibit or invalidate this Agreement or the transactions contemplated hereby, or (B) which seeks to subject the Seller to any liability, fine, forfeiture or penalty on the grounds that the Seller either has or will breach any Requirement of Law or has otherwise acted improperly in connection with this Agreement or the transactions contemplated hereby;

                  (vi) the Seller shall have obtained the consent of Congress Financial Corporation (Western) to the consummation of the transactions contemplated by this Agreement; and

                  (vii) the Seller shall have consummated the sale of the Mail Order Business to an MO Purchaser.

            SECTION 1.7 Non-Assignable Assets; No Assumption of Agreements in Default.

            (a) To the extent that any Assigned Contract is not capable of being assigned, transferred, subleased or sublicensed without the consent or waiver of the other party thereto or any third party, or if such assignment, transfer, sublease or sublicense or attempted assignment, transfer, sublease or sublicense would constitute a breach thereof or a violation of any Requirement of Law, then, at the Purchaser's option and without limiting the effect of any representations or warranties hereunder, this Agreement shall not constitute an assignment, transfer, sublease or sublicense thereof, or an attempted assignment, transfer, sublease or sublicense thereof.

            (b) To the extent that any required consents and waivers to the assignment of an Assigned Contract have not been obtained by the Seller on or before the Closing Date, then, at the Purchaser's option and without limiting the effect of any representations or warranties hereunder, the Seller and the Purchaser shall each use reasonable efforts to establish arrangements that are reasonable and lawful as to both the Seller and the Purchaser, and which result in the benefits and obligations under such Assigned Contracts being apportioned in a manner that is in accordance with the purpose and intention of this Agreement.

            (c) Notwithstanding any other provision hereof or of the Assignment and Assumption Agreement, the Purchaser shall assume the obligations under and only under those Assigned Contracts as to which no breach by the Seller has occurred on or before the date hereof or the Closing Date (provided that the Seller's failure to obtain a consent to the transactions contemplated hereby for any Assigned Contract listed on Schedule 1.5(b)(ii) hereto shall not be deemed a breach of such Assigned Contract for purposes of this Section 1.7(c)). As to any Assigned Contract as to which such breach has occurred, at the Purchaser's option and without limiting the effect of any representations or warranties hereunder, the Seller and the Purchaser shall each use reasonable efforts to establish arrangements comparable to those described in Section 1.7(b), except that any obligation relating to such breach shall be the obligation of the Seller.

                                   ARTICLE II
                    REPRESENTATIONS AND WARRANTIES OF SELLER

The Seller represents and warrants to the Purchaser as follows:

            SECTION 2.1  Organization of Seller; Capitalization.

            (a) The Seller is a corporation duly organized, validly existing and in good standing under the laws of the state of Kentucky, and has all requisite power and authority to own, lease and operate the Assets and to carry on the Business as presently conducted, and to execute, deliver and perform this Agreement and the Contracts, documents and instruments executed and delivered by it in connection with this Agreement. True and complete copies of the Seller's Certificate of Incorporation and By-laws, as amended to date, certified by the Secretary of the Seller, have been delivered by the Seller to the Purchaser. The Seller is licensed or qualified to do business in the states of Kentucky, California, Texas, Indiana, Ohio, Washington and West Virginia, and the Seller is not, nor is it required to be, licensed or qualified to do business in any other jurisdiction. Except as set forth in Schedule 2.1(a) hereto, the Business has been conducted only by the Seller, and not by Zila or any other direct or indirect subsidiary of Zila.

            (b) All of the issued and outstanding capital stock of the Seller is owned of record and beneficially by Bio-Dental Technologies Corporation ("Bio-Dental"). All of the issued and outstanding capital stock of Bio-Dental is owned of record and beneficially by Zila.

            (c) The Seller has no subsidiaries.

            SECTION 2.2  Authority.

            The execution and delivery of this Agreement by the Seller and the other Contracts, documents and instruments delivered to the Purchaser by the Seller in connection herewith, the performance by the Seller of its obligations hereunder and thereunder and the consummation by the Seller of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action on the part of the Seller, Bio-Dental and Zila, and no other corporate act or proceeding on the part of the Seller, Bio-Dental or Zila is necessary to approve the execution and delivery of this Agreement and such other Contracts, documents and instruments, the performance of the Seller's obligations hereunder and thereunder, or the consummation of the transactions contemplated hereby or thereby.

            SECTION 2.3 Execution and Binding Effect.

            This Agreement and the other Contracts, documents and instruments executed and delivered by the Seller in connection herewith have been duly and validly executed and delivered by the Seller and constitute legal, valid and binding agreements of the Seller, enforceable against the Seller in accordance with their respective terms.

            SECTION 2.4  No Violation; Consents and Approvals.

            Except as provided in Schedule 2.4 hereto, the execution, delivery and performance of this Agreement and the other Contracts, documents and instruments executed and delivered by the Seller in connection herewith, the performance of the Seller's obligations hereunder and thereunder and the consummation by the Seller of the transactions contemplated hereby and thereby do not and will not (a) conflict with, violate or result in any breach of the terms, conditions or provisions of the Seller's Certificate of Incorporation or By-laws, (b) conflict with, violate or result in any breach of, or constitute a default (or constitute an event or circumstance that with notice or lapse of time, or both, would result in a default) or give rise to any right of termination, cancellation or acceleration, or loss of any right or benefit under, or create any Lien pursuant to, any of the terms, conditions or provisions of (x) any Contract to which the Seller is a party or by which the Seller or any of the Assets may be bound or (y) any statute, ordinance, law, rule, regulation, Permit, order, writ, judgment, award, injunction or decree (a "Requirement of Law") of the United States, or any state, territory, county, city, municipality, province or any subdivision thereof, or any foreign jurisdiction, or any court, arbitral body (whether formal or informal), administrative or regulatory agency or commission thereof (a "Governmental Entity") applicable to the Seller or by which any of the Assets may be bound, or
(c) require any filing, declaration or registration with, or Permit, consent, approval, waiver, clearance, order or authorization of, or the giving of any notice to, any Governmental Entity or other Person (as defined in Section 2.7).

            SECTION 2.5 Financial Statements.

            (a) Schedule 2.5(a) hereto contains the Seller's unaudited balance sheets for the Business as of July 31, 2001, and September 30, 2001 (the "Balance Sheets"). The Balance Sheets have been prepared from the books and records of the Seller and fairly present the financial position of the Assets and the Business as of the dates set forth therein, are complete and correct in all material respects, and except as set forth in Schedule 2.5(a) hereto, were prepared in accordance with GAAP consistently applied and consistent with the Business' past practices.

            (b) The Seller has delivered to the Purchaser a schedule which sets forth (i) the Net Sales made by the sales representatives included in the Personnel for the 12 month period ending July 31, 2001, (ii) the commissions paid on account of sales by the Business during such 12 month period, and (iii) the gross profit of the Business for such 12 month period. Said schedule has been prepared from the books and records of the Seller consistent with the Seller's past practices, fairly presents the information set forth therein, is complete and correct in all material respects, and except as set forth in
Schedule 2.5(b) hereto, was prepared based on information prepared in accordance with GAAP.

            (c) Schedule 2.5(c) hereto sets forth the Business' Net Sales for the fiscal year 2001 in California, Texas, Indiana, Ohio, Tennessee, and West Virginia, broken down by the geographical areas represented by the area codes set forth on said Schedule, which breakdown is complete and correct in all material respects.

            (d) The Seller's books and records relating to the Business are complete and correct and have been maintained in accordance with good business practice.

            SECTION 2.6  Absence of Certain Changes or Events.

            (a) Except as set forth in Schedule 2.6 hereto, the Seller has since July 31, 2000 with regard to subsections (iii), (iv), (v), (vi), and (x) (with regard to the foregoing subsections) below, and since July 31, 2001 with regard to subsections (i), (ii), (vii), (viii), (ix) and (x) (with regard to the foregoing subsections) below, conducted the Business only in the ordinary and usual course consistent with past practice, and has not:

                  (i) placed a Lien or allowed to be placed a Lien on any material Asset, or any material portion of the Assets, other than Permitted Liens;

                  (ii) written down or written up the value of any Assets, including any Inventory, by more than $10,000;

                  (iii) canceled or compromised any material claims, or waived any other material rights, or sold, transferred or otherwise disposed of any material Assets, other than sales of Inventory in the ordinary course of business;

                  (iv) sold, transferred or otherwise disposed of, or permitted to lapse or disclosed to any Person, any material Intellectual Property or Business Information;

                  (v) suffered any material adverse change in the Business (including, without limitation, its financial condition and prospects) or the Assets;

                  (vi) suffered any damage, destruction or casualty loss (whether or not covered by insurance) which affects, or is reasonably likely to materially affect, the Business or the Assets;

                  (vii) entered into any Contract material to the Business, other than purchase orders of inventory or from customers in the ordinary course of business consistent with past practice (for purposes of this clause (vii), a Contract involving payments to or by the Seller shall be deemed to be material if such payments are in an aggregate amount of $20,000 or more);

                  (viii) entered into any sales, deferred sales, or special promotions, or given any credits or rights to return products, other than in the ordinary course of business;

                  (ix) made any capital expenditure or series of capital expenditures, or commitment to make any capital expenditure or series of capital expenditures, in excess of $20,000; or

                  (x) agreed in writing or otherwise to take any action described in this Section 2.6(a).

            (b) Except as set forth in Schedule 2.6 hereto, and other than matters of general knowledge in the public domain, the Seller is not aware of any event, fact or condition that has occurred or could reasonably be expected to occur that has resulted in, or is reasonably likely to result in, a material adverse change in the Business or the Assets.

            SECTION 2.7 Contracts.

            (a) Schedule 2.7 hereto sets forth a complete and correct list of the Personnel Contracts and the Vehicle Contracts. Except as set forth in
Schedule 2.7 hereto and the Facility Leases, none of the Assets or the Business is subject to, and except as set forth in Schedule 2.7 hereto and for the Excluded Liabilities, the Seller is not a party to or bound by:

                  (i) any agreement arrangement, commitment or understanding, whether written or oral (a "Contract") relating to any capital expenditure or a series of related capital expenditures in excess of $20,000, but excluding purchase orders for inventory or from customers in the ordinary course of business consistent with past practice;

                  (ii) any loan or advance to, or investment in, any individual, corporation, partnership or other entity (a "Person), or any Contract relating to the making of any such loan, advance or investment in excess of $5,000;

                  (iii) any Contract that will continue after the Closing Date relating to the borrowing of money or any guarantee or other contingent liability in respect of any indebtedness or obligation of any Person (other than the endorsement of negotiable instruments for deposit or collection in the ordinary course of business);

                  (iv) any management service, consulting, employment or other similar type Contract;

                  (v) any Contract limiting the freedom of the Purchaser or any affiliate thereof following the Closing to engage in any line of business, to own, operate, sell, transfer, pledge or otherwise dispose of or encumber any Asset or to compete with any Person or to engage in any business or activity in any geographic area, other than the MO Purchaser documentation;

                  (vi) any Contract or series of related Contracts (excluding purchase orders for inventory or from customers in the ordinary course of business consistent with past practice) which either (A) involve payments of an aggregate of $20,000 or more or (B) are not cancelable, without penalty or other adverse consequence, within 30 days;

                  (vii) any purchase Contract or series of related purchase Contracts which is in excess of the normal, ordinary and usual requirements of the Business, or at any price greater than 125% of the Business' historical price;

                  (viii) any sales Contract outside of the ordinary course of business;

                  (ix) any Contract providing for the payment of any bonus or commission, whether based on sales or earnings or otherwise;

                  (x) any non-competition Contract or other Contract that contains any severance or termination pay liabilities or obligations;

                  (xi) any collective bargaining or union Contract;

                  (xii) any Contract (other than the Seller's standard return policy) with respect to the return of Inventory or merchandise in the possession of customers or others by reasons of alleged overshipments, defective merchandise or otherwise and which involves an amount of $10,000 or more, or any related group of such Contracts which include an aggregate of $20,000 or more;

                  (xiii) any partnership or joint venture Contract;

                  (xiv) any sales, loans, charges, Contracts or other transactions between the Seller and any of its shareholders, affiliates, directors or officers;

                  (xv) any Contract that is or might otherwise reasonably be expected to be material to the Business or the Assets; or

                  (xvi) any Contract that relates to both the Business and the Mail Order Business.

            (b) The Seller is not in breach of any provision of, or in default (and knows of no event or circumstance that with notice, or lapse of time or both, would constitute an event of default) under the terms of any Contract described in Schedule 2.7 hereto nor is there any claim or grievance alleging such a breach or default. The Seller is not aware of any breach by any other party to any Contract described in Schedule 2.7 hereto. Except as set forth in
Schedule 2.7 hereto, all Contracts described in Schedule 2.7 hereto are in full force and effect, will continue to be in full force and effect after the Closing and the Seller is not aware of any pending or threatened disputes with respect to such Contracts. Except as set forth in Schedule 2.7 hereto, the Seller is not engaged in any disputes with any employees, Customers, suppliers or sales representatives of the Business, and to the best knowledge of the Seller, (i) no employee, Customer, supplier, or sales representative of the Business is considering termination, non-renewal or any adverse modification of its arrangements with the Seller, and (ii) the transactions contemplated by this Agreement will not have an adverse affect on the Business' relationship with any of its employees, Customers, suppliers, or sales representatives.

            SECTION 2.8  Employee Benefit Plans; ERISA.

            (a) Except as set forth in Schedule 2.8 hereto, there are no employment, severance or termination Contracts or any bonus, deferred compensation, pension, profit-sharing, retirement, stock purchase, stock option, stock appreciation, other forms of incentive compensation, excess benefit, supplemental pension insurance, disability, supplemental unemployment, vacation benefits, life or medical insurance benefits or post-retirement life, medical or disability insurance, compensation or benefit, or any welfare or any other employee benefit plans, arrangements or practices, whether written or oral, legally binding or not (each an "Employee Plan"), applicable to the Seller or its employees or former employees and relating to the Business. No Employee Plan provides for any payment, or any acceleration of benefits, as a result of the transactions contemplated by this Agreement, nor does any Requirement of Law require any such payment or acceleration. All contributions, premiums or payments required to be made, paid or accrued with respect to each Employee Plan have been made, paid or accrued on or before their due date. No penalty or excise tax is due or owing in respect of any Employee Plan.

            (b) There is no Pension Plan or employee welfare plan maintained in connection with any trust described in Section 501(c)(9) of the Code.

            (c) No key employee or sales representative of the Business has given notice that he or she is considering terminating his or her employment or service. The Seller has complied with applicable wage and hour, equal employment, safety and other legal requirements relating to its employees.

            (d) Seller has paid all salaries, wages, bonuses, vacation pay, and all other earned or accrued benefits owing to its employees and contractors, and shall continue to do so through the time of the Closing, and beyond the time of the Closing for time worked prior to the Closing.

            (e) Schedule 2.8 hereto sets forth a complete and correct list of the Seller's employees involved in the Business, and their respective positions, and the Seller's employee handbooks, personnel policy manuals, personnel policy communications, and descriptions of the Seller's Employee Plans, as they relate to the Business. Schedule 2.8 also sets forth a complete and correct list of the years of service (including fractions thereof) for each Acquired Employee (as defined in Section 4.6). The Seller has separately provided to the Purchaser salary information on each of its employees and the Seller represents and warrants that such information is materially complete and correct as to each employee.

            (f) Prior to the date hereof the Seller has delivered to the Purchaser a complete and correct description of all payments made or to be made by the Seller or its affiliates to the Personnel in connection with the transactions contemplated by this Agreement.

            (g) The Seller has not violated the WARN Act or any similar state or local Requirement of Law, nor will such a violation be triggered by the transactions contemplated by this Agreement. During the 90 day period prior to the date of this Agreement, the Seller has not terminated any of its employees.

            SECTION 2.9 Litigation.

            Except as disclosed in Schedule 2.9 hereto, there is not currently, and to the best of the Seller's knowledge there has not been since January 1, 1999, any claim, action, suit, proceeding, inquiry or investigation (a "Claim") pending or, to the best of the Seller's knowledge, threatened, by or against the Seller or any affiliate, director, officer, key employee or sales representative of the Seller, or with respect to the Business or the transactions contemplated hereby, at law or in equity or before or by any Governmental Entity or arbitrator, which has had or could have a material adverse affect on the Purchaser or the Business, and, to the best knowledge of the Seller, there is no valid basis for any such Claim.

            SECTION 2.10 Assets; Real Property.

            (a) Schedule 2.10(a) hereto sets forth a complete and correct list of all of the Equipment, the Fixed Assets, the Vehicles, the Local Telephone Numbers and the Trade Show Deposits. Except as set forth in Schedule 2.10(a) hereto, the Seller is the sole owner of the Assets which it purports to own, and has good and marketable title to such Assets, free and clear of any Liens. The Assets are in good operating condition and repair, subject to ordinary wear and tear, and are all of the assets used exclusively in the Business. Except as set forth in Schedule 2.9, no Claim is pending or, to the best knowledge of the Seller, threatened, which has affected or could affect the use of the Assets by the Purchaser. Neither the whole nor any portion of the Assets is subject to any governmental decree or order of which the Seller has received notice, or is being condemned, expropriated or otherwise taken by any domestic or foreign public authority with or without payment of compensation therefor, nor to the best knowledge of the Seller has any such condemnation, expropriation or taking been proposed.

            (b) The Seller has legal and valid occupancy and other Permits for the Lexington Facility. The lease pursuant to which the Seller leases the Lexington Facility is legal, valid and binding as between the Seller and the lessor of the Lexington Facility, and the Seller is a tenant in good standing thereunder, free of any default or breach whatsoever and quietly enjoys, and has the legal right to quietly enjoy, the Lexington Facility. The Seller has not received any notice of, nor does the Seller have any knowledge of, any violation of any Requirement of Law affecting the Lexington Facility or the Seller's use, maintenance or occupancy thereof, or any condition which would constitute such a violation. The Seller is not aware of any pending or, to the knowledge of the Seller, contemplated, (i) annexation or condemnation or similar proceedings affecting or which may affect the Lexington Facility, (ii) proposed or pending proceeding to change or redefine the zoning classification of the Lexington Facility, or (iii) proposed change in access to the Lexington Facility. There are no interior or exterior structural or other material defects in the Lexington Facility, or any material defect in the plumbing, electrical, mechanical, heating, ventilating, air-conditioning or other systems at the Lexington Facility. To the Seller's best knowledge, but without undertaking a due diligence inquiry for this purpose, all such systems are in good working order, and all roofs and basements are in good condition and free of leaks.

            SECTION 2.11 Intellectual Property.

            Schedule 2.11 hereto sets forth (a) a complete and correct list of the Seller's domestic and foreign patents, patent applications, trade names, trademarks, copyrights, unpatented inventions, servicemarks, trademark and servicemark registrations and applications, trade secrets, manufacturing, technical information, product specifications and similar data related to or used in or for the Business (collectively, the "Intellectual Property"), and all names under which the Seller has conducted business at any time since its formation. The Intellectual Property constitutes all intellectual property which is necessary or used to operate the Business. No Claims are pending or, to the best knowledge of the Seller, threatened, questioning the validity or effectiveness of any Intellectual Property or asserting that the Seller is infringing or otherwise adversely affecting the rights of any Person with regard to any intellectual property of such Person. To the best knowledge of the Seller, no Person is infringing the rights of the Seller with respect to any Intellectual Property. All of the Intellectual Property that is owned by the Seller is owned solely by the Seller, free and clear of all Liens, and all Intellectual Property that is licensed or otherwise used by the Seller is licensed pursuant to valid and existing license agreements and such interests are not subject to any Liens other than the applicable license agreement, if any. The consummation of the transactions contemplated by this Agreement will not result in the loss of any Intellectual Property or rights therein. Nothing contained in this Section 2.11 shall cause the names "Zila Dental Supply" or "The Supply House" to be transferred to the Purchaser in connection with the transactions contemplated by this Agreement.

            SECTION 2.12 Environmental Matters.

            (a) The Seller, the Business and the Assets are and have been operated and maintained in compliance with all Requirements of Law relating to environmental protection ("Environmental Laws"), and to the best knowledge of the Seller, each facility at or to which Hazardous Substances (as defined below) were generated, transferred, used or processed by or for the Seller ("Third Party Facility") has been operated and maintained in compliance with all Requirements of Law relating to Environmental Laws. No event has occurred or is reasonably likely to occur which, with or without the passage of time or the giving of notice, or both, would constitute a non-compliance with or violation of any Environmental Law on the part of the Seller or any Third Party Facility; to the best knowledge of the Seller, but without undertaking any due diligence inquiry for this purpose, none of the real property on which any of the Facilities are located (the "Real Property") now contains, nor at any time in the past has any of the Real Property or the Facilities contained, any underground storage tanks, asbestos, polychlorinated biphenyls, or except in compliance with applicable Environmental Laws, any solid or hazardous wastes, pollutants or other hazardous or toxic substances or materials ("Hazardous Substances"), as such terms are defined in or regulated under Environmental Laws; and the Seller has not caused or permitted to exist, and to the best knowledge of the Seller, without undertaking any due diligence inquiry for this purpose, no Third Party Facility has caused or permitted to exist, as a result of an intentional or unintentional act or omission, a disposal, discharge or release of Hazardous Substances on, under or from the Real Property, the Facilities, or any Third Party

Facilities, except where such disposal, discharge or release was pursuant to and in compliance with the conditions of a Permit issued by the appropriate Governmental Entity.

            (b) There are no Claims pending against the Seller or, to the best knowledge of the Seller, threatened against the Seller or pending or threatened against any Third Party Facility, nor has the Seller received any notice or other communication regarding the Seller or any Third Party Facility, (i) alleging non-compliance with any Environmental Law or Permit required to be obtained pursuant to the Environmental Laws or any condition thereof or any governmental directive issued under the Environmental Laws; (ii) demanding damages or alleging any obligation to undertake or bear the cost of any liabilities relating to Environmental Laws, based upon alleged personal injury, property damage or natural resources damage arising from a disposal, discharge or release of Hazardous Substances or exposure thereto, or otherwise; or (iii) demanding removal of or remedial or corrective action with respect to Hazardous Substances. All references in this Section 2.12 to the Seller and the Business include all predecessors thereto and all Persons the liabilities of which the Seller may have succeeded to contractually or pursuant to or under any Requirement of Law.

            (c) The Seller, the Business and the Assets are and have been operated and maintained in compliance with all Requirements of Law relating to occupational health and safety ("Occupational Safety Laws"). No event has occurred which, with or without the passage of time or the giving of notice, or both, would constitute a non-compliance with or violation of any Occupational Safety Laws. There are no Claims pending, or to the best knowledge of the Seller threatened, (i) alleging non-compliance with any Requirements of Law relating to Occupational Safety Laws, or (ii) demanding damages or alleging any obligation to undertake or bear the cost of any liabilities relating to Occupational Safety Laws.

            SECTION 2.13 Compliance with Laws.

            Except as set forth in Schedule 2.13 hereto, the Seller is in compliance with, and has conducted and is conducting the Business and using the Assets in compliance with, all Requirements of Law, and the Seller has not received any notice that it is in breach of any thereof. No event has occurred which, with or without the passage of time or the giving of notice, or both, would constitute a non-compliance with or violation of any Requirement of Law. The

Seller is not subject to any Requirement of Law or, to the best of the Seller's knowledge, any proposed Requirement of Law, which has had or could have a material adverse affect on the Business or the Assets or on the Purchaser's ability to acquire any property or conduct the Business in any area. The Seller has not entered into any Contract with, had any disputes with, and to the best knowledge of the Seller, has not been subject to any investigation by any Governmental Entity, or any investigation by any other Person.

            SECTION 2.14 Licenses and Permits.

            Schedule 2.14 hereto sets forth a complete and correct list or description of the Seller's Permits. The Seller possesses all Permits required to possessed by it pursuant to all Requirements of Law (including without limitation Environmental Laws) and all such Permits are in full force and effect. The Seller is in compliance with all of its Permits and, to the best of the Seller's knowledge, there is no reasonable basis for the revocation or suspension of any thereof. The Permits constitute all the Permits required for the Seller's ownership of the Assets and the operation of the Business, and none of which will expire within the twelve month period following the Closing Date. The Seller has furnished to the Purchaser copies of all reports of inspections relating to the Business or the Assets, for the past three years, by federal, state and local Governmental Entities.

            SECTION 2.15 Brokers and Finders.

            Neither the Seller, Bio-Dental nor Zila, nor any of their respective officers, directors, employees or affiliates have employed any broker or finder or incurred any liability for any brokerage fees, commissions or finders' fees in connection with the transactions contemplated by this Agreement, except where such employment or incurrence will not result in any obligation to the Purchaser.

            SECTION 2.16 Tax Matters.

            (a) All returns (including, without limitation, income, franchise, sales and use, unemployment compensation, excise, severance, property, gross receipts, profits, payroll and withholding tax returns and information returns) and reports (all such returns and reports herein referred to collectively as "Tax Returns" or singularly as a "Tax Return") of or relating to any United States, state, local, or foreign tax, assessment, levy, impost, duty, withholding or other similar governmental charge (all, together with any penalties, additions to tax, fines, interest and similar charges thereon or related thereto, herein referred to collectively as "Taxes" or singularly as a "Tax") that are required to be filed on or before the date hereof for, by or on behalf of or with respect to the Seller, the Business or the Assets have been timely filed with the appropriate Governmental Entity. All Taxes required to be paid by the Seller on or before the date hereof have been paid in full on or before the date hereof.

            (b) All Tax Returns and the information and data contained therein have been properly and accurately compiled and completed, fairly present the information purported to be shown therein, and reflect all liabilities for Taxes for the periods covered by such Tax Returns. Neither the Internal Revenue Service nor any other taxing authority is now asserting against the Seller, with respect to any Tax, any adjustment, deficiency or claim for additional Taxes, nor are there or have there been any such discussions with or without notice from any such taxing authorities with respect thereto nor, to the best knowledge of the Seller, is there any basis therefor. There are no outstanding Contracts or waivers extending the statutory period of limitation applicable to any assessment or audit or any Tax or Tax Return of the Seller.

            (c) No Tax Liens exist on any of the Assets, and no basis exists for the filing of any Tax Lien.

            (d) [Intentionally omitted]

            (e) No written claim has been made by any taxing authority in a jurisdiction where the Seller does not file Tax Returns that the Seller is or may be subject to taxation by that jurisdiction.

            (f) The Seller is not a party to any joint venture, partnership, or other arrangement which is treated as a partnership for federal income tax purposes.

            (g) There is no Contract or consent made under Section 341(f) of the Code affecting the Seller.

            (h) The Seller is not a party to any tax sharing Contract, whether formal or informal.

            SECTION 2.17 Affiliate Interests.

            Except as set forth in Schedule 2.17 hereto, neither the Seller, Bio-Dental nor

Zila, nor any of their respective officers, directors, employees or affiliates:

            (a) owns any interest in any Person which is a competitor, supplier or customer of the Businesses;

            (b) owns, in whole or in part, any property, asset or right used in connection with the Business;

            (c) has an interest in any Contract pertaining to the Business;

            (d) has any contractual arrangements with the Business; or

            (e) owes any money to, or is owed any money by, the Seller.

            SECTION 2.18  Absence of Undisclosed Liabilities.

            Except for (a) the items set forth in Schedule 2.18 hereto, (b) those liabilities shown on the September 30, 2001 balance sheet included as part of Schedule 2.5 hereto, (c) liabilities that have arisen in the ordinary course of business after September 30, 2001, and (d) the Assumed Liabilities, the Seller has no liabilities or obligations of any nature, whether absolute, accrued, contingent or otherwise, which individually or in the aggregate are material to the Business or the Assets.

            SECTION 2.19 Customers and Suppliers.

            Prior to the date hereof the Seller has provided to the Purchaser a complete and correct list of the Business customers who are serviced by Personnel, and such other customers for which the relationship with the Business is included in the Assets (collectively, the "Customers"), and the Seller's Net Sales to each Customer for the 12 month period ending on the last day of the month preceding the Measurement Date. There has not been any adverse change and there are no facts known to the Seller which may reasonably be expected to indicate that any adverse change may occur in the business relationship with any Customer, or any supplier to the Business, and the Seller is not engaged in any dispute or disputes with any of the Customers, or any suppliers to the Business, outside of the ordinary course of business consistent with past practice, and all of which in the aggregate are not material to the Business. The Customers are separate and distinct from the customers of the Mail Order Business.

            SECTION 2.20 Accounts Receivable.

            Prior to the date hereof the Seller has provided to the Purchaser a complete and correct list of the Seller's Receivables, including an aging thereof, as of the Measurement Date. All such Receivables arose in the ordinary course of business for goods or services delivered or rendered, to unaffiliated customers in bona fide arms' length transactions, and are on customary payment terms without any extensions having been granted as to the time of payment. None of such Receivables have been extended, re-billed or rolled over in order to make them current nor are any of the Receivables subject to setoffs or counterclaims.

            SECTION 2.21 Orders and Commitments.

            Prior to the date hereof the Seller has provided to the Purchaser a complete and correct list of the Seller's backlog for the Business as of the date hereof (the "Backlog"). The Backlog is at a level materially consistent with its historical experience over the past two fiscal years and is comprised of bona fide orders which will generate profit margins consistent with past performance. The Seller has no reason to believe any such orders will be subject to cancellation, deferral or renegotiation. There are no Claims against the Seller to return products by reason of defective products or otherwise, except such Claims as arose in the ordinary course of business consistent with past practice.

            SECTION 2.22  Inventory.

            Schedule 2.22 hereto contains a complete and correct list of all of the Seller's Inventory as of the Measurement Date, and the Seller's actual cost therefor. Schedule 2.22 includes a complete and correct list of all showroom demonstration Inventory, the location thereof, and the book value of the showroom demonstration Inventory and the consignment Inventory. None of the Inventory is obsolete or damaged, or has an expiration date earlier than six months after the Closing Date.

            SECTION 2.23 Improper Payments.

            Neither the Seller, nor any director, officer, agent, employee or other Person acting on behalf of the Seller has made or received any illegal or improper payments to, or provided any illegal or improper benefit or inducement for, any governmental official, supplier, Customer or other Person, in an attempt to influence any such Person to take or to refrain from taking any action relating to the Business or the Assets.

            SECTION 2.24  Solvency.

            (a) The Seller is not now insolvent and will not be rendered insolvent by the transactions contemplated by this Agreement.

            (b) Immediately after giving effect to the consummation of the transactions contemplated by this Agreement, (i) the Seller will be able to pay its debts and obligations as they come due in the ordinary course of business,
(ii) the Seller will not have unreasonably small capital with which to conduct its present or proposed business, (iii) the Seller will have assets (calculated at fair market value) that exceed its liabilities, and (iv) taking into account all pending and threatened litigation, final judgments against the Seller in actions for money damages are not reasonably anticipated to be rendered at a time when, or in amounts such that, the Seller will be unable to satisfy any such judgments promptly in accordance with their terms (taking into account the maximum probable amount of such judgments in any such actions and the earliest reasonable time at which such judgments might be rendered) as well as all other obligations of the Seller. The cash available to the Seller, after taking into account all other anticipated uses of cash, will be sufficient to pay all such debts, obligations and judgments promptly in accordance with their terms.

            SECTION 2.25  Disclosure.

            No representation or warranty by the Seller in this Agreement and no statement contained in the Schedules or any certificates delivered in connection herewith contains or will contain any untrue statement of material fact, or omits to state a material fact necessary to make the statements contained herein and therein not misleading. There is no fact which materially and adversely affects the Business or the Assets which has not been disclosed in this Agreement or the Schedules hereto. The Seller has delivered to the Purchaser a complete and correct copy of each Contract and other document, listed in any Schedule to this Agreement, and a brief description of each oral Contract listed in any Schedule to this Agreement.

                                   ARTICLE III
                   REPRESENTATIONS AND WARRANTIES OF PURCHASER

            The Purchaser represents and warrants to the Seller as follows:

            SECTION 3.1 Organization of Purchaser.

            The Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and has all requisite power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby.

            SECTION 3.2 Authority.

            The execution and delivery of this Agreement by the Purchaser, the performance by the Purchaser of its obligations hereunder and the consummation by the Purchaser of the transactions contemplated hereby have been duly authorized by the board of directors of the Purchaser, and no other corporate act or proceeding on the part of the Purchaser is necessary to approve the execution and delivery of this Agreement, the performance of the Purchaser's obligations hereunder or the consummation of the transactions contemplated hereby.

            SECTION 3.3 Execution and Binding Effect.

            This Agreement has been duly and validly executed and delivered by the Purchaser and constitutes the legal, valid and binding agreement of the Purchaser, enforceable against the Purchaser in accordance with its terms.

            SECTION 3.4 No Violation; Consents and Approvals.

            Neither the execution, delivery or performance of this Agreement nor the purchase by the Purchaser of the Assets pursuant to this Agreement (a) will conflict with, violate or result in any breach of or constitute a default under any term or provision of the Purchaser's Certificate of Incorporation or By-laws, (b) will conflict with, violate or result in any breach of, or constitute a default under any of the terms, conditions or provisions of any Contract to which the Purchaser is a party or by which the Purchaser may be bound, or violate any Requirement of Law; or (c) will require any filing, declaration or registration with, or Permit, consent or approval of, or the giving of any notice to, any Governmental Entity or other Person.

            SECTION 3.5 Litigation.

            There are no Claims pending or, to the best knowledge of the Purchaser, threatened by or against the Purchaser with respect to the transactions contemplated hereby, at law or in equity or before or by any Governmental Entity.

            SECTION 3.6 Brokers and Finders.

Neither the Purchaser nor any of its shareholders, officers, directors or employees have employed any broker or finder or incurred any liability for any brokerage fees, commissions or finders' fees in connection with the transactions contemplated by this Agreement, except where such employment or incurrence will not result in any obligation to the Seller.

                                   ARTICLE IV
                                    COVENANTS

            SECTION 4.1 Reasonable Best Efforts.

            Subject to the terms and conditions of this Agreement, each of the parties hereto agrees, subject to applicable laws, to use all reasonable best efforts promptly to take or cause to be taken all action and to promptly do or cause to be done all things necessary, proper or advisable to make effective the transactions contemplated by this Agreement. Each party shall cooperate with the other in good faith to help the other satisfy its obligations hereunder.

            SECTION 4.2 Transfer Taxes.

            All excise, sales, value added, use, registration, stamp, transfer and similar taxes, levies, charges and fees incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the Seller. The Purchaser and the Seller shall cooperate in producing appropriate resale exemption certificates and other appropriate tax documentation.

            SECTION 4.3 Access to Records.

            (a) Between the date of this Agreement and the Closing Date, the Seller shall (i) afford the Purchaser and its representatives full and free access, during regular business hours, to the Seller's officers, Contracts, books and records, and other documentation, data and information, relating to the Business or the Assets, (ii) provide the Purchaser with such financial, operating and other relevant data and information relating to the Business and the Assets as the Purchaser may request, and (iii) otherwise cooperate and assist, to the extent requested by the Purchaser, with the Purchaser's investigation of the Business and the Assets. In addition, the Purchaser shall have the right to inspect the tangible personal property included in the Assets, and the Real Property.

            (b) After the Closing, the Purchaser shall permit the Seller and its authorized officers, employees, attorneys, accountants and other representatives to have access during regular business hours and upon reasonable notice, to inspect and copy Contracts, records, books and other documents identified with reasonable particularity, wherever located, for the purposes of (i) preparing Tax Returns and financial statements and responding to Tax audits, and (ii) prosecuting or defending any Claim which arises out of or relates to the Business or the Assets. All such records, books and other documents shall be retained by the Purchaser for a period of at least seven years following the Closing, unless destroyed by the Purchaser after giving the Seller a period of at least 60 days during which the Seller, at its expense and option, may have the records, books and documents delivered to it.

            (c) After the Closing, the Seller shall permit the Purchaser and its authorized officers, employees, attorneys, accountants and other representatives to have access during regular business hours and upon reasonable notice, to inspect and copy Contracts, records, books and other documents relating in whole or in part to the Business or the Assets identified with reasonable particularity, wherever located, for the purposes of (i) preparing Tax Returns and financial statements and responding to Tax audits, and (ii) prosecuting or defending any Claim which arises out of or relates to the Business or the Assets. All such records, books and other documents shall be retained by the Seller for a period of at least seven years following the Closing, unless destroyed by the Seller after giving the Purchaser a period of at least 60 days during which the Purchaser, at its expense and option, may demand that the records, books and documents be delivered to it.

            SECTION 4.4 Assets After Closing.

            (a) If the Seller, or any of its affiliates, shall, at any time after the Closing, receive any Assets, or any payments relating thereto, it shall hold such Assets or payments in an express trust for the benefit of the Purchaser and shall promptly deliver such Assets and payments over to the Purchaser. In particular, for a period of 30 days following the Closing Date, unless otherwise notified by the Purchaser, the Seller shall continue to collect payments of Receivables transferred to the Purchaser at the Closing, and remit such payments to the Purchaser on a weekly basis, together with a report which shall show, for each Receivable collected, the Customer making such payment, the invoice number and the amount of the payment.

            (b) No later than November 12, 2001, the Seller shall remove from the Facility, at the Seller's sole cost and expense, any assets located at the Facility that are not included in the Assets.

            (c) For a period of 30 days following the Closing Date for the Seller's Rocklin Facility and the Seller's Lexington, Kentucky distribution center located at 172 Lisle Avenue, and through November 30, 2001 for the Seller's Houston Facility, the Seller shall permit the Purchaser to have such access to the Rocklin Facility, such distribution center, and the Houston Facility, as the Purchaser may need to enable it to remove any and all Assets therefrom.

            SECTION 4.5 Non-Competition.

            (a) The Seller, Zila and Bio-Dental, and their affiliates, for a period of three years after the Closing, and whether or not for compensation, shall not (i) directly or indirectly engage or be interested (whether as owner, investor, partner, lender, member, consultant, director, officer, employee, agent, supplier, distributor or otherwise) in any business, activity or enterprise which competes with any aspect of the Business; (ii) nor shall their respective officers and directors, directly or indirectly (A) employ or otherwise engage any sales representatives or field service technicians in the business of distributing and servicing dental healthcare products through sales representatives and field service technicians, or (B) employ or otherwise engage, or offer to employ or otherwise engage, any employee or agent of the Business unless such individual ceased to be an employee or agent of the Business no less than 180 days prior to such employment or engagement, or solicitation of employment or engagement; (iii) directly or indirectly solicit any business from any Person that has been a customer of the Business or an actively sought potential customer of the Business, or directly or indirectly induce or influence any customer, supplier or other Person that has a business relationship with the Business or as to whom the Business is actively seeking to enter into a business relationship at the time of the Closing to discontinue, to reduce the extent of or not enter into such relationship with the Purchaser,
(iv) otherwise knowingly interfere with the Business, or (v) use the name "Zila Dental Supply" or "The Supply House" (the "Business Names"), or the name Ryker Dental, in any business.

            (b) For a period of five years following the Closing Date, the Seller, and its officers, directors and affiliates, shall not use or divulge any Intellectual Property or Business Information, and shall not conduct themselves in a manner adversely affecting the Business, including, but not limited to, making false, negative or misleading statements, either orally or in writing, about the Business, the Purchaser or HSI, or their respective directors, officers, employees, or affiliates.

            (c) Notwithstanding the provisions of Section 4.5(a) and (b), (i) the Seller's continuing to engage in the Mail Order Business as currently conducted by the Seller (but only until such time as the Mail Order Business is sold by the Seller), (ii) the Seller's, Bio-Dental's and Zila's sale of its proprietary products (as defined in the following sentence), (iii) the Seller's, Bio-Dental's and Zila's sale of products manufactured by the Seller, Bio-Dental or Zila, and (iv) the Seller's, Bio-Dental's and Zila's use of the Business Names solely in connection with the activities described in the foregoing clauses (ii) and (iii), shall not be a breach of Section 4.5(a)(i), (a)(ii)(A),
(iii), (iv) or (v), or be deemed to constitute conducting business in a manner adversely affecting the Purchaser or the Business pursuant to Section 4.5(b). For purposes of this Section 4.5(c), "proprietary products" shall mean products which (i) are directly manufactured by Zila or its subsidiaries, (ii) are patented products or products otherwise protected by intellectual property rights, whether owned by or licensed to Zila or its subsidiaries, (iii) are licensed to or manufactured exclusively for Zila or its subsidiaries, from another company which does not manufacture a functionally equivalent product for the professional dental marketplace, (iv) have one or more design or functional characteristics which differentiate them from those generally available in the marketplace, (v) are made available for sale through dental dealers, provided that any such products shall be covered by this clause (v) only if they are also made available for sale by the Purchaser, or (vi) are offered as a line extension, adjunct or complementary product to those products covered under the foregoing clauses (i) through (v).

            (d) The Seller acknowledges that, in view of the nature of the Business and the business objectives of the Purchaser in acquiring it, and the consideration paid to the Seller therefor, the restrictions contained in this Section are reasonably necessary to protect the legitimate business interests of the Purchaser and that the breach or threatened breach of any such restrictions will result in irreparable injury to the Purchaser and the business the Purchaser has acquired hereunder for which damages may not be an adequate remedy. Seller therefore acknowledges that the Purchaser shall be entitled, in addition to all other remedies, to a decree of specific performance of the provisions of this Section 4.5, to a temporary and permanent injunction enjoining such breach, without posting bond or furnishing similar security, and without the need to show damages or irreparable injury, and to an equitable accounting of earnings, profits and other benefits arising from such violation. The provisions of this Section 4.5 are in addition to and independent of any Contracts or covenants contained in any employment, consulting or other Contract between the Purchaser and any Person.

            (e) If any restriction contained in this Section 4.5 shall be deemed to be invalid, illegal or unenforceable by reason of the extent, duration, or geographical scope thereof, or otherwise, then the court making such determination shall have the right to reduce such extent, duration or geographical scope, or other provisions thereof, and in its reduced form such restriction shall be enforceable in the manner contemplated hereby.

            SECTION 4.6  Payment of Accounts Payable; Affinity Program
Rebates.

            (a) On or promptly after the Closing Date the Seller shall pay all of the liabilities and accounts payable of the Seller relating to the Business existing on the Closing Date, provided that the Seller may make such payments net of any valid and appropriate offsets available to the Seller. No later than 60 days after the Closing Date the Seller shall deliver to the Purchaser evidence reasonably satisfactory to the Purchaser of the Seller's compliance with this Section 4.6(a).

            (b) On or before November 21, 2001, the Seller shall deliver to the Purchaser (i) a complete and correct list of the rebate due to each "affinity program" Customer ("Affinity Customer") for the ten month period ended October 31, 2001 (the "Rebate Period"), and (ii) funds in an amount equal to the aggregate amount of such rebates. The Purchaser covenants that it shall, in a timely manner, use such funds to pay to each Affinity Customer the amount of the rebate shown for such Affinity Customer on such schedule. If, under the terms of the applicable affinity program, any Affinity Customers are owed a rebate for the Rebate Period in an amount greater than the amount shown on such schedule, and if the Purchaser shall pay the full amount of the rebates owed to such Affinity Customers, the Seller shall promptly reimburse and indemnify the Purchaser for the difference (the "Excess Rebates") between the aggregate amount actually paid by the Purchaser and the aggregate amount shown on such schedule.

            SECTION 4.7  Acquired Employees; Severance.

            Except as otherwise set forth on Schedule 4.7, the Purchaser shall offer employment to those employees of the Seller who are listed on
Schedule 4.7 hereto (the employees who accept such offer are hereinafter referred to as the "Acquired Employees"), initially on economic terms that are substantially similar to the terms of such employees' employment by the Seller on the date hereof, provided that the Purchaser may terminate the employment of any Acquired Employee at any time after 30 days after the Closing Date. With regard to each Acquired Employee who does not voluntarily terminate employment, but is terminated by the Purchaser within one year after the Closing Date other than for cause, the Purchaser will pay to such Acquired Employee severance in the amount obtained by multiplying (i) an amount equal to two weeks' of such Acquired Employee's base salary (as of the date of the Acquired Employee's termination of employment), by (ii) the sum of (A) the number of years of service shown for such Acquired Employee on Schedule 2.8 hereto, plus (B) a fraction, the numerator of which shall be the number of full months during which such Acquired Employee is employed by the Purchaser, and the denominator of which shall be 12; provided that in no event shall such severance payment be an amount less than four weeks of such Acquired Employee's base salary. Nothing set forth in this Section shall result in the Purchaser's assumption of any liabilities or obligations of the Seller.

            SECTION 4.8 Transition Agreement.

            (a) The Seller shall not consummate any agreement with an MO Purchaser unless the Seller and such MO Purchaser shall concurrently therewith enter into a Transition Agreement in the form of Exhibit A hereto (the "Transition Agreement"), and the Purchaser shall also enter into the Transition Agreement at such time. The Seller shall provide the Purchaser with five business days' advance notice of the closing of the transaction with an MO Purchaser. The Seller shall not enter into any agreements or arrangements with an MO Purchaser that are inconsistent with the provisions of this Agreement or the Transition Agreement. For the ten day period following the Closing Date the Purchaser agrees that it will consider in good faith any changes to the Transition Agreement requested by an MO Purchaser, provided that (i) the Purchaser shall be under no obligation to consent to any changes to the Transition Agreement, which consent the Purchaser may withhold in its sole discretion, and (ii) after such ten day period the Purchaser shall be under no obligation to consider any requested changes to the Transition Agreement.

            (b) Until such time as the Seller and an MO Purchaser enter into the Transition Agreement, the terms and conditions of the Transition Agreement shall be and are hereby incorporated herein by reference (provided that any references to a "mediator" thereunder shall be deemed to be references to an Auditor selected in the same manner as in Section 1.3(b) of this Agreement), and the Seller shall perform, be responsible for and be subject to all of the liabilities, obligations and restrictions which the Seller and an MO Purchaser would be obligated to perform, be responsible for and be subject to under the Transition Agreement, and the Purchaser shall perform, be responsible for and be subject to all of the liabilities, obligations and restrictions which the Purchaser would be obligated to perform, be responsible for and be subject to under the Transition Agreement.

            SECTION 4.9 Transfer and Retention of Records.

            (a) After the Closing Date, except as may be required for Tax purposes or other regulatory purposes or as otherwise required pursuant to the Transition Agreement, neither the Seller nor any of its successors and assigns will retain confidential or proprietary Business Information relating to the Business or use, publish or disclose to any third person any such Business Information relating to the Business; provided, however, that the Seller shall be entitled to retain copies of any of the foregoing to the extent necessary in connection with prosecuting or defending any pending Claim not assumed by the Purchaser or as may be required by applicable securities laws, and the Seller shall be entitled to keep the original personnel and payroll records relating to employees involved in the Business.

            (b) Within ten days after the Closing Date the Seller shall deliver to the Purchaser data showing which Customers have purchased which of the Business' products during the 18 month period ending September 30, 2001, in such form as is commercially reasonable for the Seller to provide.

            SECTION 4.10 Title to Assets

            The Seller shall cause title to the Assets to be delivered to the Purchaser at the

Closing free and clear of any pledges, liens, security interests, prior assignments, conditional and installment sale agreements, or other encumbrances, charges, rights or other claims of third parties of any kind (collectively, "Liens"), other than Liens for current taxes not yet due ("Permitted Liens").

            SECTION 4.11 Obtaining Consents.

            After the Closing, the Seller shall use commercially reasonable efforts to obtain all consents to the assignment to the Purchaser of the Assigned Contracts and Permits which consents were not obtained prior to the Closing, in each case without any condition or qualification adverse to the Purchaser.

            SECTION 4.12 Tax Covenants.

            All Tax Returns of or relating to any United States, state, local, or foreign Taxes that are required to be filed on or before the Closing Date for, by or on behalf of or with respect to the Seller, the Business or the Assets shall be timely filed by the Seller with the appropriate Governmental Entity, and all Taxes required to be paid by the Seller on or before the Closing Date shall be paid on or before the Closing Date. To the extent permitted by applicable law, the Seller agrees to cause all United States, state, local and foreign Tax periods of the Business or the Seller in connection with the results or operations of the Business to be closed at the close of business on the Closing Date. In the event applicable law does not permit the closing of any such period, the allocation of Tax liability to the Seller shall be made as follows:

            (a) In the case of a Tax Return, with respect to the Business or the Seller in connection with the results or operations of the Business, for any taxable period beginning on or before and ending after the Closing Date (an "Overlap Period"), based upon income, gross receipts (such as sales Taxes) or specific transactions involving Taxes other than Taxes based upon income or gross receipts, the amount of Taxes allocated to the Seller shall be determined by closing the books of the Business or the Seller in connection with the results or operations of the Business as of the close of business on the Closing Date, except that exemptions, allowances or deductions that are calculated on an annual basis shall be apportioned on a per diem basis, and the Seller shall be responsible for the due and timely payment of such amount.

            (b) If the liability for Taxes for an Overlap Period is determined on a basis other than income, gross receipts or specific transactions, the amount of Taxes allocated to the Seller attributable to any period prior to and including the Closing Date included in the Overlap Period shall be equal to the amount of such Taxes for the Overlap Period multiplied by a fraction, the numerator of which is the number of days from the beginning of the Tax Period through the Closing Date and the denominator of which is the total number of days in the Overlap Period.

            SECTION 4.13 Operation of Business Prior to Closing.

            Between the date of this Agreement and the Closing, the Seller shall:

            (a) conduct the Business diligently and only in the ordinary course consistent with past practice;

            (b) use commercially reasonable efforts to preserve the Business's business organization, keep available the services of its employees, agents and sales representatives related to the Business, and maintain its relations and good will with its suppliers, Customers, landlords, employees, agents, sales representatives, and others having a business relationship with it;

            (c) maintain and preserve the Assets in good condition and repair, reasonable wear and tear excepted;

            (d) keep in full force and effect, without amendment, all material rights relating to the Business;

            (e) comply with all Requirements of Law and contractual provisions relating to the Business;

            (f) maintain the books and records relating to the Business and the Assets in accordance with the Seller's customary accounting practices and good business practice;

            (g) use commercially reasonable efforts to obtain the consents, approvals and waivers required to be obtained as described in Schedule 2.4;

            (h) not implement any operational decisions of a material nature relating to the Business or the Assets;

            (i) not amend, modify, terminate or enter into any Employee Plan relating to any employee, agent or sales representative involved in the Business;

            (j) not amend, modify, or terminate any Assigned Contract, or enter into (i) any material Contract relating to the Business or the Assets, or (ii) any other Contract relating to the Business or the Assets that is not terminable by the Seller on not more than 30 days' notice without premium or penalty;

            (k) not alter the Assets, or dispose of any Assets other than the sale of inventory in the ordinary course of business;

            (l) not take any action, or fail to take any action, as a result of which any of the changes or events listed in Section 2.6 would be likely to occur, or any of the Seller's representations and warranties would be rendered incomplete or inaccurate;

            (m) allow inventory levels to vary materially from the levels usually maintained; or

            (n) enter into any compromise or settlement of any Claim relating to the Business or the Assets.

            SECTION 4.14  Notification.

            Between the date of this Agreement and the Closing, the Seller shall promptly notify the Purchaser in writing if it becomes aware of (a) any fact or condition that causes or constitutes a breach of any of the Seller's representations and warranties made as of the date of this Agreement, or (b) the occurrence after the date of this Agreement of any fact or condition which could be reasonably likely to cause or constitute a breach of any of the Seller's representations or warranties had that representation or warranty been made as of the time of the occurrence of, or the Seller's discovery of, such fact or condition. Should any such fact or condition require a change to any of the schedules to the Seller's representations and warranties, the Seller shall promptly deliver to the Purchaser a supplement to such representation and warranty specifying such change. Such delivery shall not affect any rights of the Purchaser under Article V or Article VI, shall not be taken into account for purposes of determining whether the conditions set forth in Sections 1.6(a) and 1.6(b) have been satisfied, and shall not serve to cure any breach of a representation or warranty made on the date hereof. During the same period the Seller shall also promptly notify the Purchaser in writing of the occurrence of any breach of any of the Seller's covenants, or the occurrence of any event that may make the satisfaction of the conditions in Section 1.6 impossible or unlikely. On or before November 9, 2001, the Seller shall deliver to the Purchaser updates, as of the Closing Date, of those Schedules hereto which list the Assets.

            Section 4.15  Use of Lexington Facility; Sharing of Benefits.

            (a) For up to 180 days following the Closing Date (the "Occupancy Period") the Purchaser shall have the right to occupy and use the Lexington Facility in connection with the Business, such right to include the right to permit the Purchaser's employees, sales representatives, agents and invitees onto the premises. The Purchaser's use and occupancy of the Lexington Facility during the Occupancy Period shall be on a rent-free, tax-free basis. During the Occupancy Period the Seller shall (a) keep its lease for the Lexington Facility in full force and effect, (b) continue its utilities accounts for the Lexington Facility, so that such utilities shall continue to be provided to the Purchaser, and (c) refrain from taking any action during the Occupancy Period that could result in the termination of building services at the Lexington Facility. The Purchaser shall (x) reimburse the Seller for all amounts paid by the Seller to utility providers and the landlord of the Lexington Facility on account of the Purchaser's use of utilities and building services at the Lexington Facility during the Occupancy Period (except to the extent that the Seller's lease for the Lexington Facility provides that the cost of utilities and building services is included in rent), (y) be responsible for repairing any damages it causes to the Lexington Facility during its use and occupancy thereof (normal wear and tear excepted), and (z) not make any material physical changes to the Lexington Facility without the consent of the Seller.

            (b) The Seller and the Purchaser intend and agree that the Purchaser receive 50% of any economic benefit that the Seller hereafter receives in connection with the Lexington Facility. As examples of the foregoing, and not by limitation thereof, (a) if the lease for the Lexington Facility, between the Seller and the landlord of the Lexington Facility, is hereafter terminated, and the Seller makes no termination payment in connection therewith, or the Seller makes a termination payment in connection therewith in an amount less than $326,449, the Seller shall concurrently with the making of such payment pay to the Purchaser an amount equal to 50% of the amount obtained by subtracting from $326,449 the sum of (i) the amount of any rent paid by the Seller to such landlord after the date hereof, plus (ii) the amount, if any, of such termination payment, and (b) if the Seller hereafter assigns, subleases, enters into an office license, or enters into any agreement or transaction of a similar nature, in which the Seller receives an economic benefit from such agreement or transaction, the Seller shall concurrently with its receipt of such economic benefit(s) pay to the Purchaser 50% of the of such economic benefit.

                                    ARTICLE V
                                 INDEMNIFICATION

            SECTION 5.1 Survival of Representations and Warranties.

            The representations and warranties of the Seller in Article II and the Purchaser in Article III shall survive until March 31, 2003, except that
(a) the Seller's representations and warranties in Section 2.16 shall survive the Closing until six months after the expiration of the applicable statutes of limitations, (b) the Seller's representations and warranties in the second sentence of Sections 2.10, and the Seller's representations and warranties in
Section 2.12, shall survive indefinitely, and (c) representations and warranties that would terminate on a particular date but as to which an indemnification claim for a breach thereof is pending on such date shall in no event terminate as to the open indemnification claim unless and until such claim is finally resolved but shall otherwise terminate on the scheduled termination date). No claim for indemnification arising from a breach of a representation or warranty may be brought unless the Indemnitee (as defined in Section 5.4) shall notify the Indemnitor (as defined in Section 5.4) of such claim prior to the date on which such representation and warranty terminates pursuant to this Section 5.1. The representations and warranties of the Seller and the Purchaser shall not be affected or diminished by any investigation or examination made by or for either party.

            SECTION 5.2 Indemnification by Seller.

            Except as otherwise limited by this Article V, the Purchaser and its successors and assigns shall be indemnified and held harmless by the Seller from any and all liabilities, losses, damages, claims, costs and expenses (including, without limitation, reasonable attorneys' fees and expenses), diminutions in value of any kind or character (including, without limitation, reasonably likely future diminutions in revenues), interest, awards, judgments and penalties (collectively, "Losses"), including Losses actually suffered or incurred prior to the date in question and all future Losses reasonably likely to be suffered or incurred by any one or more of them arising out of or resulting from:

            (a) the breach of any representation or warranty by the Seller contained herein or in any Contract or document delivered in connection herewith;

            (b) the breach of (i) any covenant or agreement by the Seller contained herein or in any Contract or document delivered in connection herewith, and (ii) any collective bargaining agreement between the Seller and any labor organization covering its employees;

            (c) any Excluded Liabilities;

            (d) any liability under any Requirement of Law relating to the employment relationship, including but not limited to the WARN Act, unless and to the extent such liability is a result of the breach of the Purchaser's covenant set forth in the first sentence of Section 4.7;

            (e) any liability under any Requirement of Law relating to Environmental Laws, or any Occupational Safety Laws;

            (f) any liability arising out of or relating to the ownership or operation of the Business or the Assets prior to the Closing, other than the Assumed Liabilities;

            (g) a determination by any Governmental Entity or arbitrator that the Purchaser is liable for any liability intended by this Agreement to be borne by the Seller;

            (h) except for the Assumed Returns and Credits, any Claims against the Purchaser arising from or relating to products sold or services rendered by the Seller (including but not limited to products liability claims), and any Claims against the Purchaser arising from or relating to Inventory purchased by the Purchaser from the Seller (including but not limited to products liability claims), other than Warranty Claims; or

            (i) the payment by the Purchaser of Excess Rebates which are paid as a result of errors or omissions in the rebate list provided by the Seller pursuant to Section 4.6(b).

            SECTION 5.3 Indemnification by Purchaser.

            Except as otherwise limited by this Article V, the Seller and its successors and assigns shall be indemnified and held harmless by the Purchaser from any and all Losses actually suffered or incurred prior to the date in question and all future Losses reasonably likely to be suffered or incurred by any one or more of them arising out of or resulting from:

            (a) the breach of any representation or warranty by the Purchaser contained herein or in any Contract or document delivered in connection herewith;

            (b) the breach of any covenant or agreement by the Purchaser contained herein or in any document delivered hereunder;

            (c) the Assumed Liabilities; or

            (d) any harm to persons or property (normal wear and tear excepted) at the Lexington Facility caused by the actions or omissions of the Purchaser, or its employees, sales representatives, agents, or invitees, during such time as the Purchaser occupies the Lexington Facility pursuant to Section 4.15.

            SECTION 5.4  General Indemnification Provisions.

            (a) For the purposes of this Section 5.4, the term "Indemnitee" shall refer to the Person or Persons indemnified, or entitled, or claiming to be entitled to be indemnified, pursuant to the provisions of Section 5.2 or 5.3, as the case may be; the term "Indemnitor" shall refer to the Person having the obligation to indemnify pursuant to such provisions.

            (b) An Indemnitee shall promptly give the Indemnitor notice (provided that the failure to give notice shall relieve the Indemnitor of its indemnification obligations hereunder only to the extent, if any, that it is prejudiced thereby) of any matter which an Indemnitee has determined has given or could give rise to a right of indemnification under this Agreement, stating the amount of the Loss, if known, and method of computation thereof, all with reasonable particularity and containing a reference to the provisions of this Agreement in respect of which such right of indemnification is claimed or arises. The obligations and liabilities of an Indemnitor under this Article V with respect to Losses arising from claims of any third party that are subject to the indemnification provided for in this Article V ("Third Party Claims") shall be governed by and contingent upon the following additional terms and conditions: if an Indemnitee shall receive notice of any Third Party Claim, the Indemnitee shall give the Indemnitor prompt notice of such Third Party Claim (provided that the failure to give such notice shall relieve the Indemnitor of its indemnification obligations hereunder only to the extent, if any, that it is prejudiced thereby) and shall permit the Indemnitor, at its option, to assume and control the defense of such Third Party Claim at its expense and through counsel of its choice (which counsel shall be reasonably acceptable to the Indemnitee) if it gives prompt notice of its intention to do so to the Indemnitee; provided, however, if the Indemnitee reasonably believes that counsel chosen by the Indemnitor would have a conflict of interest or if one or more defenses exist for the Indemnitee and not for the Indemnitor, the Indemnitee shall have the right, at the Indemnitor's expense, to be represented by one counsel of its own choosing (and, if appropriate, one local counsel of its own choosing) in addition to counsel chosen by the Indemnitor. In the event the Indemnitor exercises its right to undertake the defense against any such Third Party Claim as provided above, the Indemnitee shall cooperate with the Indemnitor in such defense and make available to the Indemnitor all witnesses, pertinent records, materials and information in its possession or under its control relating thereto as is reasonably required by the Indemnitor. In the event that the Indemnitor shall elect not to undertake such defense, or within a reasonable time after notice of any such claim from the Indemnitee shall fail to defend, the Indemnitee (upon further written notice to the Indemnitor) shall have the right to undertake the defense, compromise or settlement of such claim, by counsel or other representatives of its own choosing, on behalf of and for the account and risk of the Indemnitor (subject to the right of the Indemnitor to assume the defense of such claim at any reasonable time prior to settlement, compromise or final determination thereof). In the event the Indemnitee is, directly or indirectly, conducting the defense against any such Third Party Claim, the Indemnitor shall cooperate with the Indemnitee in such defense and make available to it all such witnesses, records, materials and information in its possession or under its control relating thereto as is reasonably required by the Indemnitee. Except for the settlement of a Third Party Claim which involves the payment of money only and for which the Indemnitee is totally indemnified by the Indemnitor, no Third Party Claim may be settled by the Indemnitor without the written consent of the Indemnitee.

            SECTION 5.5 Limitation on Indemnification for Breaches of
                        Representations and Warranties.

            Notwithstanding anything contained herein to the contrary, (a) a party hereto shall not be responsible for Losses arising from breaches of representations and warranties otherwise indemnifiable hereunder by such party until such Losses in the aggregate exceed $50,000 (the "Basket"), provided that if such Losses exceed $50,000, such party shall be responsible for indemnifying for all such Losses, including the Basket, and provided further, that Losses arising from a breach of a representation and warranty as to which an officer or director of such party had knowledge of such breach at the time when such representation and warranty was made shall be indemnifiable by such party regardless of whether the Basket shall then have been exceeded, and (b) a party hereto shall not be responsible for Losses arising from breaches of representations and warranties otherwise indemnifiable hereunder by such party in excess of the amount of the aggregate purchase price determined pursuant to Sections 1.3(a) and 1.3(b). The provisions of this Section 5.5 shall be applicable only to Losses arising from breaches of representations and warranties.

            SECTION 5.6 Remedies Cumulative.

            All of the Purchaser's and the Seller's rights and remedies shall be cumulative and not exclusive and shall be enforceable alternatively, successively or concurrently.

                                   ARTICLE VI
                                   TERMINATION

            This Agreement may be terminated by either party by notice to the other party if (a) the Closing shall not have occurred on or before November 5, 2001 (except that a party that is in breach of this Agreement may not so terminate this Agreement), or (b) such other party shall have materially breached this Agreement before the Closing Date and shall not have cured such breach within three business days' notice of such breach. A party's right of termination under this Article VI is in addition to any other rights it may have under this Agreement or otherwise, and the exercise of such right of termination shall not constitute an election of remedies. All rights and obligations of the parties (other than rights and obligations arising from the breach of this Agreement before termination) shall terminate upon such termination, except rights and obligations under Sections 2.15, 3.6, 5.2, 5.3, 5.4, 5.6, 7.1, 7.4, and 7.10.

                                   ARTICLE VII
                                  MISCELLANEOUS

            SECTION 7.1 Expenses.

            Except as otherwise provided herein, all costs and expenses, including, without limitation, fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses. In particular, but not by way of limitation of the foregoing, all costs and expenses incurred in connection with the Seller's delivering the Assets free and clear of Liens (including, without limitation, costs and expenses incurred for filing fees), shall be paid by the Seller.

            SECTION 7.2  Amendments; Waiver; Consents.

            This Agreement may not be amended except by an instrument in writing signed by the Purchaser and the Seller. Except as otherwise provided in this Agreement, any failure of either of the parties to comply with any provision hereof may be waived by the party entitled to the benefit thereof only by a written instrument signed by the party granting such waiver, but such waiver or failure to insist upon strict compliance with such provision shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure or be deemed to be or constitute a waiver of any other provisions hereof. Whenever this Agreement requires a permit or consent by or on behalf of either party hereto, such consent shall be effective only if given in writing in a manner consistent with the requirements for a waiver of compliance as set forth above.

            SECTION 7.3  Assignment; Parties in Interest.

            This Agreement and all of the provisions hereof shall be binding upon and inure solely to the benefit of, and be enforceable by, the parties hereto and their respective successors and assigns (it being agreed that no Person shall be a third party beneficiary of this Agreement). Notwithstanding the foregoing, no assignment of this Agreement or any of the rights or obligations hereof by the Seller or the Purchaser shall relieve it of its obligations under this Agreement.

            SECTION 7.4 Publicity.

            All public announcements relating to this Agreement or the transactions contemplated hereby, including, without limitation, announcements to customers, suppliers and employees, shall be made only by, or with the prior consent of, the Purchaser and the Seller, such consent not to be unreasonably withheld. Notwithstanding the foregoing, the parties agree that (a) no such public announcement will be made prior to November 5, 2001, and (b) each party may make such public disclosures (but not prior to November 5, 2001), as may be required by applicable securities laws, provided that prior to making such disclosure, the disclosing party shall furnish to the other party of copy of the proposed disclosure and afford such other party a reasonable period of time to review such disclosure and discuss it with the disclosing party.

            SECTION 7.5 Further Assurances.

            Each of the parties hereto agrees that, from and after the date hereof, upon the reasonable request of the other party hereto and without further consideration, such party will execute and deliver to such other party such documents and further assurances and will take such other actions (without cost to such party) as such other party may reasonably request in order to carry out the purpose and intention of this Agreement.

            SECTION 7.6 Entire Agreement.

            This Agreement, the Schedules, and the other agreements and writings referred to herein or delivered pursuant hereto contain the entire agreement and understanding, and supersede all prior agreements and understandings, of the parties with respect to the subject matter hereof.

            SECTION 7.7 Headings.

            The Article and Section headings contained in this Agreement are for reference purposes only and will not affect in any way the meaning or interpretation of this Agreement.

            SECTION 7.8 Notices.

            All notices, claims, certificates, requests, demands and other communications hereunder must be in writing and will be deemed to have been duly given on the day of delivery if personally delivered or delivered by facsimile transmission, and on the date of receipt or refusal indicated on the return receipt if delivered (including by courier) or mailed (registered or certified mail, postage prepaid, return receipt requested) as follows:


            (a)   If to the Seller:

                  Zila, Inc.
                  5227 North 7th Street
                  Phoenix, Arizona 85014
                  Fax:  (602) 230-8418
                  Attn: Janice L. Backus

                  with a copy to:

                  Quarles & Brady Streich Lang LLP
                  One Renaissance Square
                  Two North Central Avenue
                  Phoenix, Arizona 85004-2391
                  Fax: (602) 420-5008
                  Attn:  Christian I. Hoffmann, III, Esq.

            (b)   If to Purchaser:

                  c/o Henry Schein, Inc.
                  135 Duryea Road
                  Melville, New York 11747
                  Fax:  (516) 843-5532
                  Attn: Michael Ettinger, General Counsel

                  with a copy to:

                  Siller Wilk LLP
                  747 Third Avenue
                  New York, New York 10017
                  Fax: (212) 752-6380
                  Attn:  Stephen A. Albert, Esq.

or to such other address as the party to whom notice is to be given may have previously furnished to the other in writing in the manner set forth above.

            SECTION 7.10 Governing Law.

            This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of New York without regard to its provisions concerning conflicts or choice of laws.

            SECTION 7.11 Counterparts.

            This Agreement may be executed (including by facsimile) in one or more counterparts, each of which when executed shall be deemed to be an original but all of which when taken together shall constitute one and the same agreement.

            SECTION 7.12 Severability.

            To the extent that any term, provision or covenant contained in this Agreement is held to be invalid or unenforceable to any extent, such invalidity or unenforceability shall not affect the validity or enforceability of the remainder (if any) of such term, provision or covenant, or of any other term, provision or covenant contained in this Agreement, which shall be deemed to be modified accordingly and shall remain in full force and effect.

            SECTION 7.13 Bulk Sales Compliance.

            The Purchaser waives compliance by the Seller with any bulk sales law and the Seller hereby agrees to indemnify and hold the Purchaser harmless from and against any claim, demand, damage, loss, liability or expense (including reasonable attorneys' fees, or other costs) which the Purchaser may suffer or incur because of the failure of the Seller to comply with such law or any applicable fraudulent conveyance laws.

            SECTION 7.14 Construction and References.

            (a) Words used in this Agreement, regardless of the number or gender specifically used, shall be deemed and construed to include any other number, singular or plural, and any other gender, masculine, feminine or neuter, as the context shall require. Unless otherwise specified, all references in this Agreement to Sections, paragraphs or clauses are deemed references to the corresponding Sections, paragraphs or clauses in this Agreement, and all references in this Agreement to Schedules are references to the corresponding Schedules attached to this Agreement.

            (b) The phrase "to the best of the Seller's knowledge", and any variations thereof, as used in this Agreement, shall mean the knowledge of the executive officers of the Seller and the executive officers of Zila.


                      [Signatures appear on following page]

            IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officers of the Seller and the Purchaser as of the date first above written.

                              HSI Ryker, Inc.



                              By:/s/ Mark E. Mlotek
                                 ------------------
                              Name:  Mark E. Mlotek
                              Title: Senior Vice President
                                     Corporate Business Development



                              Ryker Dental of Kentucky, Inc.


                              By:/s/ Bradley C. Anderson
                                 -----------------------
                              Name:  Bradley C. Anderson
                              Title: Treasurer